NATIONSBANC Mortgage Corporation
PO Box 35140
Louisville, KY 40232-5140


NationsBank

                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS


January 29, 1997

As of and for the year ended December 31, 1996, NationsBanc Mortgage Corporation (the "Company"), a wholly-owned subsidiary of NationsBank of Texas, N.A., has complied in ALL material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company maintained fidelity bond coverage and mortgage servicing errors and omissions coverage of $149,500,000 and $105,000,000, respectively.



/s/ Andrew D. Woodward, Jr.                  /s/ J. Mark Hanson
Andrew D. Woodward, Jr.                      J. Mark Hanson
President                                    Senior Vice President
                                             Servicing Director

/s/ Denise C. Sawyer                         /s/ H. Randall Chestnut
Denise C. Sawyer                             H. Randall Chestnut
Executive Vice President                     Senior Vice President
Chief Financial Officer                      Servicing Director

/s/ Gary K. Bettin
Gary K. Bettin
Senior Vice President
Director of Mortgage Operations



A subsidiary of NationsBank Corporation